EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Elan Corporation, plc


Dear Sirs:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Elan Corporation, plc (filed with the Securities and Exchange Commission on 6 December 2004) of our report dated 23 April 2004 (except for Note 34 which is as of 28 October 2004), with respect to the consolidated balance sheets of Elan Corporation, plc as of 31 December 2003 and 2002 and the related consolidated profit and loss accounts, statements of cash flows, statements of changes in shareholders' funds, and statements of total recognised gains and losses, for each of the years in the three year period ended December 31, 2003, all prepared in accordance with Irish generally accepted accounting principles which report appears in the Annual Report on Form 20-F/A of Elan Corporation, plc for the fiscal year ended 31 December 2003.

Our report refers to the restatement of net income and earnings per share data under US generally accepted accounting principles for the year ended 31 December 2003.

/s/  KPMG

KPMG
Chartered Accountants
Dublin, Ireland

6 December 2004